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Exhibit 7.1

Exhibit 7.1: Statement Re: Computation of Ratio of Earnings to Fixed Charges
(amounts in SEK millions except ratio)

	Year ended December 31, 1997	Year ended December 31, 1998	Year ended December 31, 1999	Period ended August 23, 2000	Period ended December 31, 2000	Year ended December 31, 2001	Year ended December 31, 2002
	Predecessor				Successor
Swedish GAAP:
Earnings:
Pre-tax income	159	520	89	470	(327)	341	426
Plus:
Fixed charges:
Interest expense	440	310	264	162	298	833	647
Interest portion of rental expense	47	52	52	53	26	86	78

Earnings including fixed charges	646	882	405	685	(3)	1,260	1,151

Fixed charges:
Interest expense	440	310	264	162	298	833	647
Interest portion of rental expense	47	52	52	53	26	86	78

Total fixed charges	487	362	316	215	324	919	725

Ratio of earnings to fixed charges	1.3	2.4	1.3	3.2	(0.0)	1.4	1.6

US GAAP:
Earnings:
Pre-tax income		510	613	639	(292)	262	881
Plus:
Fixed charges:
Interest expense		310	264	162	298	833	647
Interest portion of rental expense		53	52	53	26	86	78

Earnings including fixed charges		873	929	854	32	1,181	1,606

Fixed charges:
Interest expense		310	264	162	298	833	647
Interest portion of rental expense		53	52	53	26	86	78

Total fixed charges		363	316	215	324	919	725

Ratio of earnings to fixed charges		2.4	2.9	4.0	0.1	1.3	2.2

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  Exhibit 7.1